Exhibit 99.1

                        [UNIVERSAL FOOD & BEVERAGE LOGO]


                           Company Contact:    Ralph M. Passino
                                               Chief Financial Officer
                                               Universal Food & Beverage Company
                                                (630) 584-8670


                           Investor Relations: Mark McCall/Cara O'Brien
                                               Financial Dynamics
                                               (212) 850-5600

FOR IMMEDIATE RELEASE

         Universal Food & Beverage Company Completes Share Exchange with
                             Cardinal Minerals, Inc.

 ~ Universal Food & Beverage Company will now trade under Ticker Symbol "UFBV" ~

St. Charles, IL - March 4, 2005 - Universal Food & Beverage Company ("UFB"), and Cardinal Minerals, Inc. ("Cardinal"), today announced the completion of a share exchange between the parties on 3/2/05. As a result of the share exchange, UFB has become a wholly-owned subsidiary of Cardinal Minerals, Inc., which has been renamed "Universal Food & Beverage Company" ("Universal") and its trading symbol has changed to "UFBV." The stock will begin trading today under the new symbol.

         Universal, through its wholly owned subsidiary UFB, currently manages the operations of certain water bottling equipment, buildings and water rights in Independence, Virginia owned by Independence Water Group, LLC. Universal's strategy is to be a leading manufacturer and marketer of food and beverage products and, by developing nutritional, energy and low calorie beverages, provide healthy alternatives for their consumers.

         Immediately prior to the share exchange, every ten outstanding shares of Cardinal common stock were reversed split into one newly issued share of common stock, and as a result, the pre-exchange Cardinal shareholders hold approximately 9% of outstanding shares of Cardinal (now Universal). Following the share exchange, each share of UFB common stock was exchanged for one share of Cardinal (now Universal) common stock and all warrants and other rights to acquire UFB common stock became rights to acquire Cardinal (now Universal) common stock. Also as a result of the share exchange, UFB became a wholly owned subsidiary of Cardinal (now Universal) with the former shareholders of UFB receiving an aggregate of 91 % of the now outstanding shares of the common stock of Cardinal (now Universal).

         The Universal shares received in the share exchange by the former UFB shareholders have not been registered under the Securities Act of 1933, and will be subject to the trading restrictions of Rule 144 under the Securities Act.

         Effective on the share exchange, the directors and officers of Cardinal have resigned and been replaced by UFB's existing Board under Chairman and Chief Executive Officer Duane Martin. Mr. Martin has over 17 years of experience in the food and grocery business and has been involved in the management of various retail businesses. He was previously President of IGA, the world's largest network of retail grocery stores.

         "This transaction marks a significant step forward in Universal's corporate evolution. Specifically, this will enable us to accelerate the execution of our strategy to expand from managing water bottling equipment, buildings and water rights into being a leading manufacturer and marketer of healthy food and beverage products," stated Duane Martin, Chairman and Chief Executive Officer of Universal Food & Beverage Company. "As a public company, we now have a flexible financing structure and access to the resources to raise the additional capital necessary to fund our operations and pursue acquisitions that will support future growth and generate value for our shareholders."

About Universal Food & Beverage Company

Universal Food & Beverage Company, through its wholly-owned Delaware subsidiary, currently manages the operations of certain water bottling equipment, buildings and water rights in Independence, Virginia owned by Independence Water Group, LLC . Universal has an agreement to purchase the assets of this bottling plant and expects to close on this purchase within the next month. Universal's strategy is to become a leading manufacturer and marketer of healthy and "value-added" food and beverage products. The Company's primary goal is to develop innovative products and packaging for direct and private label sale and to distribute its products both domestically and internationally. Universal will also develop, test and perfect processing and packaging systems. The Company additionally intends to identify and pursue additional acquisitions of other water bottling businesses and product lines in the United States and Canada in order to implement its strategy of expanding capacity, sales and product offerings.

This press release may contain statements, estimates or projections that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. In particular, this press release contains statements concerning prospects for future financings, results of operations, financial and business projections, and product development and marketing. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. These risks include, but are not limited to, acceptance of the Company's products in the marketplace; changes in the non-alcoholic beverages business environment, including actions of competitors and changes in consumer preferences; adverse weather conditions; our ability to finance expansion plans and general operating activities; regulatory and legal changes; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials; dependence upon third-party vendors; our ability to achieve earnings forecasts; integration of acquisitions; ability to sustain and manage growth; and changes in economic and political conditions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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